EXHIBIT 10.8

Portions Subject to Confidential Treatment Request Under Rule 24b-2

CLINICAL AND COMMERCIAL MANUFACTURING

AND SUPPLY AGREEMENT

THIS CLINICAL AND COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made effective as of the 22nd day of December, 2010 (“Effective Date”) by and between BAXTER ONCOLOGY GmbH, with an address at Kantstrasse 2, 33790 Halle / Westphalia, Germany (“Baxter”) and CELATOR PHARMACEUTICALS, INC., a Delaware corporation, having offices at 303B College Road East, Princeton, New Jersey 08540 (“Celator”).

RECITALS

1. Celator is among other pharmaceutical activities engaged in the development of pharmaceutical products;

2. Baxter is among other pharmaceutical activities engaged in the formulation, filling, inspection, labeling and packaging of pharmaceutical products for various pharmaceutical companies, including competitors of Celator and Baxter;

3. Celator and Baxter desire to have Baxter formulate, fill, inspect, package, label, and test the pharmaceutical product, CPX-351, for Celator for clinical and/or commercial use.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Celator and Baxter, hereinafter sometimes referred to as “Party” or “Parties”, agree as follows:

Article 1, DEFINITIONS

1.1 As used in this Agreement, the following words and phrases shall have the following meanings:

“Active Pharmaceutical Ingredient” or “API” shall collectively refer to cytarabine and daunorubicin.

“Affiliate” shall mean any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation, the term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of shares of capital stock having the right to vote for the election of directors, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Annual Obligation” shall be defined as set forth in Article 4.

“Batch” shall mean a specific quantity of a Product comprising a number of Units mutually agreed upon in writing between the Parties in the Product Master Plan, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of Production.

“Baxter SOPs” shall mean Baxter’s Standard Operating Procedures relating to the Product, which shall be reviewed and approved by Celator prior to entering into the Product Master Plan. Celator shall have the right to access and inspect SOPs during annual audits and may request and review specific SOPs at any time.

“Baxter-supplied Components” shall mean all Components other than Celator-supplied Components.

“Celator-supplied Components” shall mean API, DSPC and DSPG supplied by Celator to Baxter.

“Clinical Product” means vials of Product Produced by Baxter for clinical use by Celator as set forth in a Product Master Plan.

“Celator Trademarks” shall mean the proprietary mark(s) for Product owned by Celator.

“Commercial Product” means vials of Product Produced for commercial sale.

“Components” shall mean all components, including the Raw Materials and Packaging Materials, used by Baxter in the Production of Product under this Agreement. Components are listed in the Product Master Plan.

“Component Specifications” shall mean the specifications and testing to be performed for the Components, as set forth in the Product Master Plan.

“Confidential Information” shall be defined as set forth in Article 18.

“Contract Year” shall be defined as (i) the calendar year in which Celator obtains Regulatory Approval allowing the commercialization of Product in the United States or Europe and (ii) each successive year of the Term.

“Current Good Manufacturing Practices” or “cGMP” shall mean (a) the good manufacturing practices required by the Regulatory Authorities and set forth in the applicable law, policies or guidelines, in effect at any time during the term of this Agreement, for the Production and testing of pharmaceutical materials as applied solely to Product.

“DSPC” shall mean the excipient, distearoylphosphatidyl choline.

“DSPG” shall mean the excipient, distearoylphosphatidyl glycerol.

“Effective Date” shall mean the date first set forth above.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“FD&C Act” shall mean the United States Federal Food and Cosmetic Act, as amended, or any corresponding Act in each jurisdiction.

“Firm Purchase Order” shall be defined as set forth in Section 4.4.

“Intellectual Property” shall mean ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

“Inventions” shall mean any inventions, discoveries, innovations, methods, improvements, processes, techniques or other valuable developments, whether patentable or copyrightable or not, relating to a Product, the API or their manufacture, arising out of the performance of services under this Agreement by Baxter and/or any use of either the Celator Intellectual Property and/or the API. For the avoidance of doubt, Inventions include Process Inventions, as defined below.

“Long Range Forecast” shall be defined as set forth in Section 4.2.

“Master Batch Record” or “MBR” shall mean, with respect to each Presentation of Clinical Product or Commercial Product to be Produced hereunder, a formal set of instructions for the Production of each Presentation of such Product. The MBR shall be developed and maintained in Baxter’s standard format by Baxter, using Celator’s master formula and technical support.

“Maximum Supply Obligation” shall mean Baxter’s supply obligation as set forth in Article 4.

“NDA” shall mean the FDA-required New Drug Application (applicable for U.S. production only).

“Packaging Materials” as used in this Agreement shall mean material employed in the packaging of the Product, including the Baxter standard packaging material for outer packaging used for transportation or shipment to a distributor. Packaging Materials are referred to as primary or secondary according to whether or not they are intended to be in direct contact with the Product. All Packaging Materials are listed in the Product Master Plan.

“Pick-Up Date” shall mean the date that Product is Released by Baxter to Celator and made available to Celator or its designated carrier for pick-up at Baxter’s facility.

“Presentation” shall mean the specific formula and Components for the Product.

“Process Inventions” shall mean any Inventions that are new manufacturing technologies, methods, processes or techniques, or are improvements to existing manufacturing technologies, methods, processes or techniques, and that are broadly applicable to pharmaceutical products in general. For purposes of clarity, Process Inventions shall not include such Inventions that (i) are applicable only to Product and/or the API and/or (ii) require the use of Product and/or the API.

“Produce” or “Production” shall mean the formulation, filling, packaging, inspecting, labeling, and testing of Product by Baxter.

“Product” shall mean Clinical Product or Commercial Product, as the case may be, and as further specified in the Product Master Plan.

“Product Master Plan” shall mean a written plan executed by the Parties in conjunction with this Agreement relating to Product Produced hereunder, which may include, without limitation, Product, Product Specifications, Components, Component Specifications, Regulatory Authorities, the countries where such Product will be used in clinical trials or sold commercially, Presentations, and pricing for such Product Produced under this Agreement.

“Production Price” shall be defined as set forth in Section 5.1.

“Product Specifications” shall mean, with respect to Product, the specifications and testing to be performed for the Raw Materials, the Product, and/or the stability program that are set forth in Baxter’s SOPs and the Master Batch Records. The Product Specifications include all tests that Baxter is required to conduct or cause to be conducted as specified in the Product Master Plan. The Product Specifications may be modified from time to time only by a written agreement of Celator and Baxter.

“Purchase Order” shall mean written orders from Celator to Baxter which shall specify (a) the quantity of Product ordered, (b) shipping instructions (e.g., choice of container, temperature requirements), (c) requested pick-up dates, and (d) delivery destinations.

“Purchase Price” shall be defined as set forth in Section 5.1.

“Qualified Person” or “QP” shall mean the person designated by Directive 2001/83/EC Article 48-52.

“Quality Agreement” shall mean a written agreement executed by the Parties in conjunction with this Agreement, under which the Parties allocate the pharmaceutical responsibilities.

“Raw Materials” shall mean all materials used by Baxter in the Production of Product under this Agreement with the exception of Packaging Materials. All Raw Materials are listed in the Product Master Plan.

“Regulatory Approval” shall mean all authorizations by the appropriate Regulatory Authority for use of Product in clinical trials and/or as necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production.

“Regulatory Authority” shall mean the FDA, the EMA, the BfArM in Germany and the respective Regulatory Authorities in other European countries, in Japan, in Canada and in such other jurisdictions as are set forth in the Product Master Plan or any successor entity thereto.

“Released” or “Release” shall mean Baxter’s release to Celator of a Batch of Product by a Baxter Qualified Person.

“Released Executed Batch Record” shall mean the completed batch record and associated deviation reports, investigation reports, certificates of compliance and certificates of analysis created for each Batch of Product as specified in the Product Master Plan.

“Reservation Fees” shall be the fees payable by Celator for modification or cancellation of a Firm Purchase Order as set forth in the Product Master Plan.

“Rolling Forecast” shall mean Celator’s projected requirements for Product for each of the upcoming ****************.

“Term” shall be defined as set forth in Section 8.1 of this Agreement

“Testing Standards and Procedures” shall mean, with respect to Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Celator and Baxter, and incorporated in the Product Master Plan.

“Unit” shall mean an individually packaged dose of a Product, including by way of example only, vial, as specified in the Product Master Plan.

Article 2, PRODUCT MASTER PLAN AND QUALITY AGREEMENT

2.1 Product Master Plan. For Clinical Product or Commercial Product to be Produced by Baxter hereunder, the Parties have agreed in writing upon a Product Master Plan. Baxter shall not be required to schedule any Production until a Product Master Plan for such Product has been approved in writing by both Baxter and Celator.

2.2 Quality Agreement. For the Production by Baxter hereunder, the Parties have entered into a Quality Agreement to allocate and coordinate the pharmaceutical responsibilities. The Parties agree that Production will not be scheduled until a Quality Agreement has been signed by both Celator and Baxter.

2.3 Amendment. This Agreement, the Quality Agreement and the Product Master Plan may be amended from time to time upon mutual written agreement of the Parties. The Quality Agreement and the Product Master Plan shall be deemed to be incorporated herein by reference and made an integral part of this Agreement. In case of any inconsistencies between this Agreement and the Quality Agreement or the Product Master Plan, the terms and provisions of the Quality Agreement shall prevail for matters of quality and the terms and provisions of this Agreement shall prevail for all other matters.

2.4 Effect of Failure to Execute Plans or Addendum. Failure to execute a Quality Agreement or Product Master Plan with respect to the Product will not relieve either Party of any obligation accruing with respect to such Product prior to such failure to execute. In the event of such failure, if this Agreement shall therefore be terminated, Celator shall reimburse Baxter for all non-cancelable costs incurred by Baxter for work performed and Baxter-supplied Components ordered with respect to such Product.

Article 3, PURCHASE AND SUPPLY OF PRODUCT

3.1 Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, Celator will purchase Product from Baxter in accordance with Article 4, and Baxter shall Produce and deliver to Celator the Product in accordance with Article 4 of this Agreement.

3.2 Reproduction, Rework or Reprocessing. If, during the Production of any Batch of Product, any reprocessing, rework, reproduction, or change is required in order to meet the Product Specifications, or if Celator requests any change with respect to any matter set forth in the Product Master Plan, Baxter shall conduct such reprocessing, rework, or reproduction and implement such change in compliance with cGMP’s. Any reprocessing, rework, reproduction or change, concerning compounding, aseptic filling, or capping must be approved in writing by Celator prior to implementation unless immediate action is required. Celator shall promptly reimburse Baxter for all costs and expenses incurred in connection with such reprocessing, rework, reproduction, or change, except that in the event that any such reprocessing, rework, reproduction, or change results solely from Baxter’s failure to Produce Products according to Product Requirements or Baxter’s negligence or willful misconduct, Baxter shall be responsible for, and promptly reimburse Celator for, **************** in connection with such reprocessing, rework, reproduction, or change.

3.3 Components. As set forth in the Product Master Plan, Celator shall purchase and supply Celator-supplied Components which Celator, at its sole cost and expense (including, without limitation, shipping costs), shall supply to Baxter, in a timely manner, required to satisfy the terms of this Agreement. Baxter shall procure, in a timely manner, and have available for Production of Product Baxter-supplied Components, at its sole cost and expense (including, without limitation, shipping costs), required to satisfy the terms of this Agreement. On receipt of the Components, Baxter shall test such materials as set forth in the Product Master Plan. If, notwithstanding such testing, Celator determines to assert a claim against a supplier of a Baxter-supplied Component because Celator discovers a defect in or adulteration of such Baxter-supplied Component that was not discovered by Baxter, Baxter agrees to provide Celator with all information regarding such Baxter-supplied Component and the supplier thereof as Celator shall reasonably request and to cooperate with Celator in the assertion of each such claim.

3.3.1 Vendor/Supplier Qualification. The responsibility for vendor/supplier qualification is set forth in the Quality Agreement.

3.4 Importer of Record. In the event any material or equipment to be supplied by Celator in accordance with the Product Master Plan is imported into Germany for delivery to Baxter (“Imported Goods”), such Imported Goods shall be imported DDP Halle/Künsebeck (Incoterms 2000). Celator shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, Celator shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

3.5 Storage

3.5.1 Product Storage. Baxter will store Product at its facility after Product has been Released for up to thirty (30) calendar days free of charge. After thirty (30) calendar days from the Product Release, Baxter may charge storage fees as set forth in the Product Master Plan.

3.5.2 Third Party Storage. After the time frame set forth in Section 3.5.1, Baxter shall be permitted to store Product in third party storage facilities qualified by Baxter; such qualified facilities shall be at the discretion of Baxter; provided however that, prior to storing any Product at a third party storage facility, Baxter shall notify Celator in writing of Baxter’s intent to do so and shall provide the name of the third party and the location of the storage facility.

Article 4, FORECASTS, ORDERS AND CAPACITY

4.1 Forecasts for Clinical Product. Commencing on the Effective Date of this Agreement and prior to the tenth (10th) calendar day of each month thereafter, Celator will provide Baxter in writing with a Rolling Forecast. The first *********** months of the Rolling Forecast for Clinical Product shall be binding for the Parties. It is understood by the Parties that forecasting of Clinical Product requirements is difficult and unforeseen issues can occur; therefore, it is understood that Baxter will use reasonable efforts to accommodate changes to the first ******* months of the Rolling Forecast if able to do so. In the event that Celator requests cancellation or rescheduling of a Firm Order for Production of Clinical Product, Baxter shall use good faith efforts to fill the open capacity resulting from the cancellation or rescheduling. In the event Baxter is unable to fill such open capacity, Baxter may charge Celator a Reservation Fee as set forth in the Product Master Plan.

4.2 Forecasts for Commercial Product. Commencing no less than ***** months prior to the date of the Production of the first Batch of Commercial Product, and prior to the first day of July of each year thereafter during the Term, Celator will provide to Baxter in writing a forecast of Celator’s estimated requirements for Commercial Product for each of the upcoming ********* years (the “Long Range Forecast”). Commencing with the first regulatory filing for marketing approval of the Product in any major market, and prior to the tenth (10th) calendar day of each month thereafter, Celator will provide Baxter in writing a Rolling Forecast of Celator’s estimated contract requirements for Commercial Product. Baxter specifically agrees that such Long Range Forecasts and Rolling Forecasts submitted by Celator will be for general planning purposes only, and shall not be binding on either Party, except as provided below in Section 4.3.

4.3 Annual Obligation for Commercial Product and Maximum Supply Obligation. Celator shall be obligated, upon receiving Regulatory Approval of the Product in the United States or Europe, to purchase from Baxter a minimum number of Batches of Commercial Product in each calendar year during the Term of this Agreement (the “Annual Obligation”) as set forth in Exhibit A, which Annual Obligation shall be prorated for any partial calendar year. For any volume shortfall under and below the contractual Annual Obligation, Celator will pay an indemnity per Batch as set forth in the Product Master Plan. In any calendar year during the Term of this Agreement, in no event shall Baxter be obligated to Produce more than the number of Batches set forth in Exhibit B (“Maximum Supply Obligation”). If changes (increase/decrease) in the annual order volume require changes in equipment and/or process, Celator will cover the costs of such changes.

4.3.1 For any Contract Year following the last Contract Year identified in Exhibits A and B or as further set forth in a Product Master Plan, no less than **************** prior to the end of the last Contract Year, the Parties shall mutually agree on Celator’s Annual Obligation and Baxter’s Maximum Supply Obligation for any upcoming Contract Year(s) and such Annual Obligation and Maximum Supply Obligation will be set forth in the Product Master Plan signed by both Parties. In the event the Parties are unable to reach mutual agreement on an Annual Obligation and/or Maximum Supply Obligation **************** prior to the end of the last Contract Year, this Agreement shall terminate in accordance with Section 8.1 and shall be subject to Section 8.4.

4.4 Purchase Orders. Celator shall submit Purchase Orders to Baxter covering Celator’s purchases of Product pursuant to this Agreement. Celator shall not, without the written consent of Baxter, designate a requested pick-up date in a Purchase Order earlier than ******** months from the date Celator submits the Purchase Order.

Baxter shall provide a confirmation of receipt of each Purchase Order setting forth the Pick-Up Date that Baxter will meet and setting forth Baxter’s filling date for such order within ten (10) business days of receiving Celator’s Purchase Order. Upon sending of the confirmation, such Purchase Order shall become a “Firm Purchase Order”.

If Baxter is unable to meet the requested pick-up date specified by Celator, Baxter shall so notify Celator within ten (10) business days of receiving Celator’s Purchase Order and provide to Celator an alternative Pick-Up date, which shall not be more than ********** later than the initial requested pick-up date designated by Celator in its Purchase Order.

In the event that Celator modifies or cancels a Firm Purchase Order without Baxter’s written consent, Celator shall pay the Reservation Fees as set forth in the Product Master Plan. To the extent of any conflict between Purchase Orders submitted by Celator and this Agreement, this Agreement shall control.

Celator shall order full batches of Product on a single Purchase Order.

4.5 Component Delivery Delays. Timely delivery of Celator-supplied Components shall mean that the respective Component and the documents required under the Product Master Plan arrive at Baxter at least thirty (30) business days prior to the scheduled manufacturing date of such Product, as determined by the date set forth in the Firm Purchase Order. Notwithstanding anything in this Agreement to the contrary, in the event that Baxter receives such Celator-supplied Components and associated cGMP documents for the Production of Product from Celator less than thirty (30) business days prior to the scheduled manufacturing date of such Product, Baxter shall use commercially reasonable efforts to reschedule Batch within ********* days after receipt. Baxter shall use good faith efforts to fill the open capacity resulting from the rescheduling. In the event Baxter is unable to fill such open capacity, Baxter may charge Celator a Reservation Fee as set forth in the Product Master Plan.

Article 5, PRICE

5.1 Purchase Price. The Purchase Price of Product is the sum of the price to be paid by Celator for the Production of Product (the “Production Price”) set forth in the Product Master Plan and Baxter’s actual cost of Baxter-supplied Components.

5.2 Production Price Adjustment for Commercial Product. Upon the first anniversary of the Effective Date of this Agreement and on each anniversary thereafter, Baxter shall adjust the Production Price of such Commercial Product to reflect changes in Baxter’s actual costs since the date on which the Production Price was last established, but in no event shall the Production Price be increased by a percentage that exceeds the percentage change in the Index of Producer Prices of Industrial Products during the previous twelve (12)-month period, as published by the Federal Statistical Office of Germany (www.destatis.de).

Article 6, SHIPMENT AND INVOICING

6.1 Delivery Terms. Product shall be delivered to Celator or to a location designated by Celator in the Purchase Order EXW (Incoterms, 2000) Baxter’s facility in Halle/Künsebeck, Westphalia, Germany freight collect, by a common carrier designated by Celator in a Purchase Order. Celator shall procure, at its cost, insurance covering damage or loss to the Product during shipping from Baxter’s facility.

6.2 Subsequent Export. Celator agrees and represents that Celator is the owner of the goods that are consigned to Baxter for contract manufacturing services and warrants that Celator is responsible for any subsequent export or re-export and will comply with all applicable laws and regulations relating to the export or re-export, including the prohibition against unlawful transshipments. Further, where such goods are destined for export or re-export, Celator agrees and accepts that it shall act as the exporter of record, and warrants that as the exporter of record, it will assume all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses. Celator further agrees to defend Baxter against any civil action, civil or criminal, private or public, in connection with the subsequent export or re-export by Celator of the goods.

6.3 Foreign Corrupt Practices Act. Celator acknowledges it is not the agent of Baxter and represents and warrants that it has not, and covenants that it will not pay anything of value to any government employee in connection with the sale of the Product.

6.4 Payment Terms. For Commercial and Clinical Product, Baxter will issue an invoice for payment upon the date of Baxter’s disposition of the Batch. Payments shall be made by wire transfer to a bank account specified by Baxter within ********* days of the date of Baxter’s invoice by wire transfer to a bank account specified by Baxter. Each invoice shall be payable by Celator in accordance with the terms noted above. Celator is obliged to confirm to Baxter in writing the receipt of the invoice without any delay. All prices quoted by Baxter, e.g., in the Product Master Plan, shall be ex value added taxes and denominated in Euros. Any payment due under this Agreement not received within the time noted above shall bear interest of **************** per month on the outstanding balance compounded monthly.

6.5 Default in Undisputed Payment Obligations. In addition to all other remedies available to Baxter in the event of a Celator default, if Celator fails to make any undisputed payment when due and payable hereunder, Baxter may refuse all further Purchase Orders, refuse to Produce any Product until Celator’s account is paid in full, modify the foregoing terms of payment, place the account on a letter of credit basis, require full or partial payment in advance, suspend deliveries of Product until Celator provides assurance of performance reasonably satisfactory to Baxter, and/or take other reasonable means as Baxter may determine. In the event Celator has a good faith dispute of an invoice amount, Celator shall promptly notify Baxter within fifteen (15) days from the date of invoice. Each Party agrees to use good faith efforts to resolve any disputes of an invoice amount within thirty (30) days of notification of such dispute.

Article 7, ACCEPTANCE OF PRODUCT

7.1 Product Conformity. Within fifteen (15) business days from the date of shipment of Product to Celator or the receipt of the Released Executed Batch Record, as defined in Product Master Plan, whichever is later, Celator shall determine whether such Product and related documentation conforms to the Product Specifications, Master Batch Record, and Baxter SOPs (collectively, the “Product Requirements”); provided, however, that Celator shall have the right to revoke acceptance if, within thirty (30) business days of receipt of the Batch, Celator discovers a latent defect or adulteration not reasonably discoverable at time of delivery.

7.1.1 If (a) any Product conforms to the Product Requirements, or (b) Celator fails to notify Baxter in accordance with the procedures set forth in Section 7.1 that any Product does not conform to the Product Requirements, then Celator shall be deemed to have accepted the Product and waived its right to revoke acceptance.

7.1.2 If Celator believes Product does not conform to the Product Requirements, it shall notify Baxter by telephone including a detailed explanation of the non-conformity and shall confirm such notice in writing via international courier service. Upon receipt of such notice, Baxter will investigate such alleged non-conformity, and (i) if Baxter agrees such Product is non-conforming, Baxter and Celator will mutually determine a corrective action plan within sixty (60) calendar days after receipt of Celator’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Celator or Baxter, or (ii) if Baxter disagrees with Celator’s determination that the shipment of Product is non-conforming, Baxter shall so notify Celator by telephone within a ten (10) calendar day period and confirm such notice in writing by overnight delivery to Celator.

7.1.3 If the Parties dispute whether Product is conforming or non-conforming to the Product Requirements, the Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the Parties. Notwithstanding the foregoing, Celator may not release a Batch of Product that Baxter has reasonably rejected in good faith. The costs of such laboratory or consultant are to be borne by the Party whose determination was incorrect.

7.2A Remedies for Non-Conforming Clinical Product.

7.2.1A Celator shall pay for all Clinical Product, including replacement Clinical Product and the cost of the API therefor, except as specifically set forth in Section 7.2.2A.

7.2.2A In the event Baxter agrees that Clinical Product is non-conforming to the Product Requirements, or the laboratory or consultant determines that such Clinical Product is non-conforming, solely as a result of the negligence or willful misconduct of Baxter, Baxter shall replace such non-conforming Clinical Product within thirty (30) days assuming sufficient API is available or will be provided by Celator at no charge to Baxter in due time to carry out the Production. Baxter is not responsible for defects in Celator-supplied Components including without limitation API.

7.2.3A Notwithstanding anything to the contrary in the foregoing, Baxter shall have no obligation to replace the non-conforming Clinical Product if the process provided by Celator is not sufficient to Produce conforming Clinical Product. Baxter agrees that a conclusion that the Celator-provided process is not sufficient to Produce conforming Clinical Product cannot reasonably be made if such process has previously resulted in conforming Clinical Product at Baxter.

7.2B Remedies for Non-Conforming Commercial Product.

7.2.1B Celator shall pay for all Commercial Product, including replacement Commercial Product and the cost of the API therefor, except as specifically set forth in Sections 7.2.2B and 7.2.3B.

7.2.2B In the event Baxter agrees that Commercial Product is non-conforming to the Product Requirements, or the laboratory or consultant determines that such Commercial Product is non-conforming, Celator shall provide replacement API to Baxter and Baxter shall replace such non-conforming Commercial Product as soon as possible assuming sufficient API is available or will be provided by Celator in due time to carry out the Production. Baxter is not responsible for non-conforming Commercial Product that is caused by Celator-supplied Components including without limitation API.

7.2.3B In the event Baxter agrees that Commercial Product is non-conforming to Product Requirements, or the laboratory or consultant determines that Commercial Product is non-conforming to the Product Requirements solely as a result of the negligence or willful misconduct of Baxter, Baxter shall (i) incur the cost of Production of the replacement Commercial Product, and (ii) reimburse Celator for its actual cost of Celator-supplied Components including without limitation the API for the replacement Commercial Product, which cost shall not exceed ****************.

7.2C Disposal of Non-Conforming Product. All non-conforming Products shall be returned to Baxter for disposal. If the non-conforming Product was solely due to Baxter’s negligence or willful misconduct or solely due to Baxter’s breach of its representations and warranties under this Agreement, Baxter shall be responsible for the costs of disposal.

7.3 Exceptions. Production deviations and investigations which occur during Production of Product and which do not cause the Production to be non-compliant with cGMP or with Specifications shall not, in and of themselves, be deemed to cause such Product to be non-conforming. Should the Parties disagree that a Production deviation should be cause for rejection of Product, the Parties shall agree to a mutually acceptable third party Qualified Person to make the determination regarding disposition of the Batch.

Article 8, TERM AND TERMINATION

8.1 Term. Unless terminated pursuant to Section 8.2 herein, this Agreement shall commence on the Effective Date and will continue until the development and clinical Production have been completed, as described in the Product Master Plan for clinical Production, (the “Clinical Term”) and shall continue in effect thereafter for commercial Production until such time as one Party provides at least twenty-four (24) months’ prior written notice to the other Party of the notifying Party’s determination to terminate this Agreement, which notice shall specify the termination date (the “Commercial Term”). The Clinical Term and the Commercial Term are collectively referred to as the “Term”.

8.1.1 Expiration of Term. ****************.

8.2 Termination for Breach. Either Party may terminate this Agreement upon the breach of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within thirty (30) calendar days for monetary defaults, and sixty (60) calendar days for non-monetary defaults, after receipt by the breaching Party of written notice from the other Party of such default. A monetary default shall be deemed to occur if an undisputed payment is not made by the date such payment is due and payable under the terms of this Agreement or the Product Master Plan. In the event of any termination for breach, upon Celator’s request, any and all Celator-supplied Components held by Baxter shall be made available for pick-up by Celator at Baxter’s facility.

8.3 Termination for Financial Matters. This Agreement may be terminated immediately by either Party by giving the other Party written notice thereof in the event such other Party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such Party seeking (a) such Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such Party’s property, or (c) similar relief in respect of such Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstated, for a period of more than ninety (90) days.

8.4 Non-cancelable Costs and Expenses. In the event of the termination of this Agreement, except by Celator as a result of a breach by Baxter under Section 8.2, Celator shall (a) reimburse Baxter for all Baxter-supplied Components ordered prior to termination and not cancelable without cost to Baxter or, if less, at Celator’s option shall reimburse Baxter for the costs of cancellation, and (b) pay Baxter for any open Firm Purchase Orders. Moreover, Celator agrees to purchase from Baxter at cost all semi-finished and finished Products in stock. Baxter shall promptly deliver to Celator, at Celator’s cost, all Components, semi-finished and finished Products for which Celator reimburses Baxter pursuant to this Section 8.4. Baxter shall use commercially reasonable efforts to mitigate the costs and expenses of Celator under this Section 8.4. Celator shall make payment for all expenses described in this Section 8.4 thirty (30) days after the invoice date, which date shall not be earlier than the date of delivery of any related materials to Celator.

8.5 Payment on Termination of Commercial Production. In addition to the costs and expenses payable in Section 8.4, in the event of termination of this Agreement, except by Celator as a result of a breach by Baxter under Section 8.2 or expiry of the Term of this Agreement, Celator shall pay Baxter (a) the difference, if any, between the Production Price of Product actually ordered and purchased by Celator in the calendar year in which termination occurs and, the greater of the (i) Production Price of the Annual Obligation and (ii) Production Price of the Annual Obligation, as defined in Section 4.3, in such calendar year, (b) as liquidated damages and not as a penalty, **************** of the Production Price of the Annual Obligation for the next succeeding calendar year after the calendar year in which termination occurs.

8.6 Procedure in case of Expiry of Agreement. In the event the Agreement expires pursuant to Section 8.1, Celator is obliged to buy from Baxter all Baxter-supplied Components reasonably ordered by Baxter during the normal course of business unless Baxter can reasonably use these materials otherwise.

8.7 Transfer of Technology.

8.7.1 On termination or expiration of this Agreement through any means and for any reason, the right of Baxter to make Product hereunder shall terminate, and except for termination by Baxter due to a breach by Celator under Section 8.2, Baxter shall reasonably cooperate with Celator by providing to Celator, at Celator’s cost, copies or drafts of the following items, to the extent they exist, within sixty (60) days of termination or expiration:

8.7.1.1 Baxter’s Manufacturing Batch Records for the Product;

8.7.1.2 Pertinent analytical reports, and manufacturing development and validation reports of studies used to determine and justify the final manufacturing process related to the Product; and

8.7.1.3 Any and all Celator-supplied Components in storage at Baxter which shall be made available for pick-up by Celator at Baxter’s facility; and

****************

8.8 Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Section 13.1, shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 12, 13, 14, 15, 16, 17 and 18 hereof, and such other provisions of this Agreement that, by their terms, are intended to continue beyond the Term of this Agreement, shall survive expiration or termination of this Agreement.

Article 9, PRODUCTION OF PRODUCT

9.1 Production. Baxter shall Produce Product in accordance with cGMP and all other applicable laws or regulations as set forth in the Product Master Plan. At no additional cost and at times mutually agreed to by the Parties, Celator shall have the right to have a representative of Celator in the facility to observe Production.

9.2 Audits. Celator shall have the right to audit Baxter’s facilities to determine compliance with (i) cGMP and (ii) applicable laws and regulations. Such audits shall be scheduled at mutually agreeable times upon reasonable advance written notice to Baxter. Except for the first audit under this Agreement, audits shall be at Celator’s expense at one (1) audit every ******* with the exception of any audits arising from a reasonable basis for concern (such as Baxter’s compliance status) shall be at

Baxter’s expense as detailed in Product Master Plan. If Celator requests additional audits which are not due to Baxter’s compliance status and Baxter agrees to such audits, Celator will incur fees as reasonably determined by Baxter. Such fees shall be paid promptly upon completion of such audits. In connection with performing such audits, Celator shall comply with all reasonable rules and regulations promulgated by Baxter; provided, however, that such rules and regulations shall not hinder Celator’s ability to conduct the audits. All information disclosed or reviewed in such inspections shall be deemed to be the property of Baxter and Baxter Confidential Information.

9.3 Testing. Baxter shall test, or cause to be tested by third party testing facilities qualified by Baxter, in accordance with the Product Specifications, each Batch of Product Produced pursuant to this Agreement before delivery to Celator. A certificate of analysis for each Batch of Product delivered to Celator shall set forth the items tested by Baxter, specifications and test results. Celator shall assume full responsibility for final release of each Batch of the Product.

9.4 Stability Testing. At Celator’s expense, Baxter shall perform all stability testing in compliance with the International Conference on Harmonization for Registration of Pharmaceuticals for Human Use (ICH) requirements performed on clinical, development, conformance and/or commercial Production Batches of Product. Such testing shall be performed in accordance with the procedures set out in the Product specific Baxter SOPs for the stability protocol and Product Master Plan. Prior to any stability testing, Celator shall have the right to review and approve the stability testing protocol and Celator shall receive a summary report of the data generated from the stability tests. All stability data shall be forwarded to Celator within thirty (30) days of the scheduled test date.

9.5 Permits and Licenses. Celator shall have sole responsibility at its expense for obtaining all permits and licenses necessary and required for use, sale and / or distribution of Product Produced by Baxter hereunder. Baxter shall be responsible at its expense to obtain and maintain all generally required licenses required for it to carry out its development, regulatory and production obligations hereunder.

9.6 Regulatory Requirements. Each Party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of a Product under this Agreement and which are required by an applicable Regulatory Authority or other applicable laws or governmental regulations, and the Parties shall confer with each other with respect to the best means to comply with such requirements. Baxter shall have no obligation to Produce Product in compliance with the explicit requirements of a Regulatory Authority not specified in the Product Master Plan; provided that, if Celator shall request Baxter to do so, the Parties shall confer with each other with respect to such request.

9.7 Equipment Expenses. If Baxter is required by Celator to obtain specialized equipment for use solely to Produce Product for Celator, the costs of such equipment shall be paid by Celator, i.e., ****************, including shipping and insurance costs, plus VAT and reasonable installation costs. Baxter shall advise Celator of the specialized equipment required for use solely to Produce Product for Celator and the estimated costs associated with the purchase and installation of such equipment. Such costs shall be agreed upon by the Parties prior to Baxter ordering such equipment. Celator shall be invoiced for all approved costs regarding the specialized equipment purchased by Baxter in accordance with this Section 9.7, and Celator shall make payment therefor promptly thereafter.

9.8 Ownership of Equipment. All specialized equipment supplied by or paid for by Celator shall be Celator’s property and shall be used by Baxter only for the Production of Product. This equipment is listed in the Product Master Plan. Upon any termination or expiration of this Agreement, Celator shall have the option of either (i) taking custody of the specialized equipment supplied by or paid for by it, or (ii) allowing Baxter to purchase such equipment by paying Celator the then current fair market value of such equipment.

9.9 Records. Baxter shall, in accordance with applicable laws and as reasonably requested by Celator, maintain complete cGMP production records and reports relating to its activities performed in providing the services under this Agreement (including, without limitation, keeping accurate records of the manufacture, testing and packaging of the Products). Baxter shall provide Celator with access to all such records at mutually agreeable times; provided, however, that such access shall be required only during normal business hours and with reasonable advance written notice. The Parties agree that Baxter shall have no obligation to provide or disclose its financial records to Celator.

9.10 Celator Property. In accord with Baxter SOPs, Baxter shall properly use, store, handle and maintain all Celator property, including but not limited to Celator-supplied Components, equipment and Product, in Baxter’s custody or control.

Article 10, REGULATORY

10.1 Regulatory Approvals. Celator will use commercially reasonable efforts to pursue Regulatory Approval of marketing licenses for Clinical Product Produced by Baxter hereunder. Celator will advise Baxter of document requirements in support of filings and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. Baxter will provide documents and assist Celator in preparation of submissions to Regulatory Authorities designated by Celator in support of Celator’s applications required of governments and licenses. All regulatory submission preparation and maintenance performed by Baxter for Celator shall be specified in the Product Master Plan. Prior to submission to the Regulatory Authority, Celator will provide Baxter with a copy of the CMC section for review and comment. A final copy of the CMC section will be provided by Celator to Baxter upon submission to the Regulatory Authority. Upon Regulatory Approval, Celator will notify Baxter within two (2) business days of such approval and the anticipated date of Product launch to the market.

10.2 Regulatory Authority Inspections. At Celator’s request, Baxter will authorize Regulatory Authorities to review related applications on Celator’s behalf as set forth in the Quality Agreement. Celator shall bear the costs of non-routine Regulatory Authority Inspection or inspections directly relating to the Product as set forth in the Product Master Plan.

Article 11, TRADEMARKS

11.1 Celator grants to Baxter a non-exclusive, royalty free license to use Celator Trademarks for the sole purpose of allowing Baxter to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.

11.2 Celator shall be solely responsible for selecting, registering and enforcing Celator Trademarks used to identify the Product and, except as set forth in Section 11.1, shall have sole and exclusive rights in such Celator Trademarks.

Article 12, REPRESENTATIONS AND WARRANTIES

12.1 Mutual Representations. Each Party hereby represents and warrants to the other Party that (a) the person executing this Agreement on behalf of such Party is legally authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party enforceable by its terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2 Baxter Warranty. Baxter represents and warrants that it shall Produce all Product in accordance with cGMP and, that all Commercial Product shall meet Product Specifications. Baxter represents and warrants that it has obtained (or will obtain prior to Producing Product), and will remain in compliance with during the Term of this Agreement, all permits, licenses and other authorizations (the “Permits”) which are required under laws and regulations applicable to the Production only of Product as specified in the Product Master Plan; provided, however, Baxter shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Product or with respect to the labeling of Product. Baxter makes no representation or warranty with respect to the sale, marketing, distribution or use of API, Product or to printed materials specified by Celator or its consignee.

12.3 Disclaimer of Warranties. Except for those warranties set forth in Sections 12.1 and 12.2 of this Agreement, Baxter makes no warranties, written, oral, express or implied, with respect to Product or the Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION,

THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BAXTER. NO WARRANTIES OF BAXTER MAY BE CHANGED EXCEPT IN WRITING AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF BAXTER. Celator accepts Product subject to the terms hereof.

12.4 Celator Warranties. Celator warrants that (a) it has the right to give Baxter any information provided by Celator hereunder, and that Baxter has the right to use such information for the Production of Product, and (b) Celator has no knowledge of any (i) patents or other intellectual property rights that would be infringed by Baxter’s Production of Product under this Agreement, or (ii) proprietary rights of third parties which would be violated by Baxter’s performance hereunder, and (c) Celator has obtained (or will obtain prior to producing the Product), and will maintain, update and remain in compliance with all permits, licenses and other authorizations during the Term of this Agreement, which are required under federal, state and local law, rules and regulations applicable to the Production, use and sale of the Product. Celator warrants that the API provided to Baxter hereunder will (1) conform to the API specifications and (2) not be adulterated or misbranded within the meaning of the FD&C Act. Celator will use and promote the Product in a manner not inconsistent with its regulatory filings and approvals.

12.5 FD&C Act Matters. Baxter represents and covenants as of the date of this Agreement and continuously during the term of this Agreement that it is not debarred pursuant to Section 335(a) or 335(b) of the FD&C Act. Baxter represents that it has not been debarred under the Act in the past five (5) years. Baxter will not employ or use the services of any person or entity to perform the Production of Product who is debarred under the Act or to Baxter’s knowledge has engaged in activities that could lead to being debarred under the Act.

Article 13, LIABILITY AND WAIVER OF SUBROGATION

13.1 Limitation of Liability. Celator’s sole and exclusive remedies for breach of this Agreement are limited to those remedies set forth in Article 7, 8, 13.2.1, 14, and 16. Except as expressly provided in this Agreement, under no circumstances shall either Party be liable for loss of use or profits or other collateral, special, consequential or other damages, losses, or expenses, including but not limited to the cost of cover, in connection with or by reason of the Production and delivery of Product under this Agreement whether such claims are founded in tort or contract. The foregoing constitutes the sole and exclusive remedy of Celator and the sole and exclusive liability of Baxter. As permitted by the applicable laws, under no circumstances shall Baxter’s aggregate liability to Celator, including but not limited to third party claims, exceed the following: ****************. All claims for breach or default under this Agreement shall be brought within two (2) years after the cause of action incurred or shall be deemed waived.

13.2 Waiver of Subrogation. Except to the extent expressly set forth herein, all Baxter-supplied Components and equipment owned and used by Baxter in the Production of Product (collectively, the “Baxter Property”) shall at all times remain the property of Baxter until delivery of Product as specified under Section 6.1 and Baxter assumes risk of loss for such Baxter Property. Baxter hereby waives any and all rights of recovery against Celator and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Baxter Property to the extent the loss or damage is covered or could be covered by insurance on the Baxter Property (whether or not such insurance is described in this Agreement). Celator assumes all risk of loss for all Celator equipment used in Production, Celator-supplied Components and all Product (collectively, the “Celator Property”) except as provided in Section 13.2.1. Celator hereby waives any and all rights of recovery against Baxter and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to the Celator Property to the extent the loss or damage is covered or could be covered by insurance on the Celator Property (whether or not such insurance is described in this Agreement).

13.2.1 Reimbursement for Lost or Damaged Celator Property In the event of loss or damage of a Celator-supplied Component or Product that does not occur during Production, if such loss or damage is solely due to Baxter’s negligence or willful misconduct, Baxter shall reimburse Celator for its actual out-of-pocket costs for the lost or damaged Celator-supplied Components or Product, at the amount(s) set forth in the Product Master Plan, provided, however, that such reimbursement for any Celator-supplied Components will not exceed ****************. In the event of loss or damage of Celator equipment used by Baxter, which damage or loss is solely due to Baxter’s negligence or willful misconduct, Baxter shall promptly replace or repair such equipment ****************.

Article 14, INDEMNIFICATION

14.1 Celator Indemnification. Celator shall indemnify, defend and hold harmless Baxter and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively “Indemnified Baxter Parties”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses damages, costs and expenses (including, without limitation, reasonable attorney’s fees) arising out of or in connection with property damage or personal injury (including without limitation death) of third parties (collectively “Claims”) in connection with (a) Celator’s transport, storage, promotion, labeling, marketing, distribution, use or sale of Product, (b) Celator’s negligence or willful misconduct, (c) Celator’s breach of this Agreement, or (d) any claim that the use, sale, Production, marketing or distribution of Product by Baxter or Celator violates the patent, trademark, copyright or other proprietary rights of any third party, except if any of the foregoing (a) or (d) is caused solely by the negligence or willful misconduct of any of the Indemnified Baxter Parties or ****************.

14.2 Baxter Indemnification. Baxter shall indemnify, defend and hold harmless Celator and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively the “Indemnified Celator Parties”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) arising out of or in connection with property damage or personal injury (including without limitation death) of third parties (collectively, the “Claims”) resulting solely from Baxter’s negligence or willful misconduct ****************.

14.3 Indemnitee Obligations. A Party which intends to claim indemnification under this Article 14 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled by the Indemnitor without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 14. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

Article 15, INSURANCE

15.1 Celator Insurance. Celator shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “Celator Insurance”). Celator Insurance shall cover amounts not less than 10,000,000 € (ten million EURO) combined single limit and shall be with an insurance carrier reasonably acceptable to Baxter. Baxter shall be named as an additional insured on Celator Insurance and Celator promptly shall deliver a certificate of Celator Insurance and endorsement of additional insured to Baxter evidencing such coverage. If Celator fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement Baxter is notified of the cancellation or lapse of Celator Insurance, and Celator fails to rectify the same within fifteen (15) calendar days after notice from Baxter, in addition to all other remedies available to Baxter hereunder, Baxter, at its option, may terminate this Agreement. Any deductible and/or self insurance retention shall be the sole responsibility of Celator.

15.2 Baxter Insurance. Baxter acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover Baxter’s obligations under this Agreement, including but not limited to those set forth in Section 14.2 of this Agreement. Baxter shall provide Celator with evidence of such insurance and/or self-insurance program, upon Celator’s request.

15.3 No Limitation. In no event will the liability of either Party be limited to that which is recoverable by insurance.

Article 16, COMPLAINTS, RECALL OF PRODUCT

16.1 Complaints. In case Celator or Baxter receives complaints regarding Products which require Baxter to perform any investigations or conduct tests, Celator agrees to reimburse Baxter for any costs incurred in connection with such complaints. Notwithstanding the foregoing, in the event of a complaint regarding Commercial Product, if the Product is non-conforming solely due to the negligence or willful misconduct of Baxter, such investigations or tests to be performed by Baxter shall be at Baxter’s expense.

16.2 Recalls. In the event Celator shall be required to recall any Product because such Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Product Specifications, or in the event that Celator elects to institute a voluntary recall, Product withdrawal or field correction, Celator shall be responsible for coordinating such recall. Celator promptly shall notify Baxter if any Product is the subject of a recall and provide Baxter with a copy of all documents relating to such recall. Baxter shall cooperate with Celator in connection with any recall, at Celator’s expense. Celator shall be responsible for all of the costs and expenses of such recall, withdrawal or field correction. With respect to Commercial Product, if the recall, withdrawal or field correction arises solely from the negligence or willful misconduct of Baxter ****************. Furthermore, in the event of any Product recall where the recall is necessitated solely due to the negligence or willful misconduct of Baxter ****************.

Article 17, INTELLECTUAL PROPERTY

17.1 Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Celator shall retain all right, title and interest arising under the applicable laws, rules and regulations in and to all Drug Products, labeling and trademarks associated therewith (collectively, “Celator’s Intellectual Property”). Neither Baxter nor any third party shall acquire any right, title or interest in Celator Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

17.2 Individually Owned Inventions. Except as the Parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a Party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by the inventing Party without a duty to account to the other Party.

17.3 Product-Related Inventions. Celator and Baxter each acknowledge and agree that all rights, title and interest in and to any Inventions, as between the Parties, shall be owned by Celator, except for Process Inventions, which shall be owned by Baxter and subject to the restrictions, licenses and conditions set forth in Section 17.4 below.

17.4 Process Inventions. The Parties agree that such Process Inventions shall be owned by Baxter and subject to the restrictions and conditions set forth in this Section 17.4. Specifically, Baxter grants to Celator a non-exclusive, paid-up, royalty-free, irrevocable worldwide license to Process Inventions, with the right of Celator or any of its sub-licensees to sublicense such Process Inventions, for the manufacturing of the Product.

17.5 Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

17.6 Rights in Intellectual Property. The Party owning any Intellectual Property shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions relating to such Intellectual Property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each Party will cooperate with the other Party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

17.7 Confidentiality of Intellectual Property. Intellectual Property shall be deemed to be the Confidential Information of the Party owning such Intellectual Property. The protection of each Party’s Confidential Information is described in Article 18. Any disclosure of information by one Party to the other under the provisions of this Article 18 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 18, CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

18.1 Definition. “Confidential Information” means: (a) all information related to the Product, CPX-351, including, without limitation, documentation, drawings, designs and specifications; (b) all information related to Baxter’s contract manufacturing services, technologies and operations; (c) any non-public information of a party, including, without limitation, any information relating to a party’s technology, techniques, know-how, research, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans disclosed in connection with this Agreement; provided, however, that such information of a Party that is disclosed in writing or electronically is designated as “Confidential” or “Proprietary” at the time of disclosure, in the covering letter or transmission or otherwise, or that if disclosed orally, is identified as “Confidential” or “Proprietary” at the time of disclosure and confirmed as such in a writing sent by the disclosing party to the receiving party within thirty (30) days of any such disclosure; and (d) the specific terms and pricing of this Agreement (including any Product transfer prices). Notwithstanding the foregoing, any Confidential Information disclosed by visual observation during a tour, site visit or audit of either Party’s or any of its Affiliates laboratories, manufacturing plants or other facilities shall automatically be deemed Confidential Information for purposes of this Agreement.

18.2 Exclusions. The obligations in Section 18.3 will not apply to the extent that it can be demonstrated that any Confidential Information: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving party; (b) was rightfully in the receiving party’s possession at the time of disclosure, without an obligation of confidentiality; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; or (d) is rightfully obtained by the receiving party from a third party without restriction on use or disclosure.

18.3 Obligations. Each Party agrees not to use the other Party’s Confidential Information, except as necessary for the performance of this Agreement, and shall not disclose such Confidential Information to any third party, except to those of its directors, officers, employees, consultants, contractors, agents, lawyers, accountants or other professional advisors and subcontractors and those of its Affiliates (“Representatives”)

who need to know such Confidential Information for the performance of this Agreement or as otherwise expressly permitted in this Agreement, provided that each such Representative is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each Party will use all reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict either Party from: (i) disclosing Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make such disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; (ii) disclosing the terms of this Agreement, in confidence, to its business and legal advisors or to investors or lenders that are engaged in active due diligence regarding a financing of such Party; or (iii) disclosing the terms of this Agreement, in confidence, to potential partners or acquirers that are engaged in active due diligence regarding a transaction involving, among other things, the Product, except for those parties competitive to Baxter identified in Exhibit C, which disclosure will require the approval of Baxter, which approval shall not be unreasonably withheld.

18.4 Limitation of Disclosure. The Parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations, and except as may be authorized in Section 18.4 and unless otherwise agreed in the Agreement, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

18.5 Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall be by only one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within five (5) days of such Party’s receipt of such press release shall be deemed as such Party’s approval of such press release as received by such Party. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission or any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

18.6 Duration of Confidentiality. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire five (5) years after the expiration or earlier termination of this Agreement.

18.7 Other Initiatives. It is understood that Baxter may have present or future initiatives, including initiatives with third parties, involving products or processes that compete with or are similar to the Product Produced under this Agreement. Accordingly, Celator acknowledges that nothing in this Agreement shall be construed as a representation or inference by either Party that it will not develop for itself, or produce for others products or implement processes that compete with the Product or are similar, provided that Confidential Information is not used in breach of this Agreement.

18.8 Prior Mutual Confidentiality Agreement. The Parties acknowledge the existence of a Mutual Confidentiality Agreement, as further amended, entered into by and between Celator and Baxter effective May 14, 2008 (collectively, the “CDA”). The Parties agree that any Confidential Information exchanged prior to the Effective Date of this Agreement shall be governed by the CDA, and any Confidential Information exchanged on or after the Effective Date of this Agreement, shall be governed by this Article 18.

Article 19, FORCE MAJEURE

19.1 Subject to the provisions of Section 16.2 of this Agreement, any delay in the performance of any of the duties or obligations of either Party hereto (except with respect to the payment of monies due) caused by an event outside the affected Party’s reasonable control shall not be deemed a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; terrorist actions; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material, Components or energy; delays in the delivery of Components; Product recalls or withdrawals; acts or orders of any government or agency thereof or of Regulatory Authority; and other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected Party’s nonperformance, and shall take whatever reasonable steps are necessary or appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Baxter because of Baxter force majeure conditions exceeds one hundred eighty (180) calendar days, Celator may terminate this Agreement by written notice to Baxter. If the period of nonperformance by Celator because of Celator force majeure conditions exceeds one hundred eighty (180) calendar days, Baxter may terminate this Agreement by written notice to Celator.

Article 20, NOTICES

20.1 All notices hereunder shall be delivered by facsimile (confirmed by international courier service), to the following address of the respective Parties:

If to Celator: Celator Pharmaceuticals, Inc.

303B College Road East

Princeton, NJ 08540

Attn:	Donna Cabral-Lilly, Ph.D.,
Head of Pharmaceutical Development

Fax No.(609) 243-0202

Telephone No.(609) 243-6216

With a copy to: Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Attn:	Kathleen M. Shay

Fax No.(215) 689-4382

Telephone No.(215) 979-1210

If to Baxter: Baxter Oncology GmbH

Kantstr. 2

33790 Halle / Westfalen

Germany

Attn:	Associate Director, Contract Manufacturing
and Business Development

Fax No. +49 5201 711 1880

Telephone No. +49 5201 711 1864

With a copy to: Baxter Germany

Edisonstr. 4

85719 Unterschleißheim

Germany

Attn:	Legal Counsel

Fax No. +49 89 31701 547

Telephone No. +49 89 31701 285

Notices shall be effective on the day following the date of transmission if sent by facsimile, and on the second business day following the date of delivery to the overnight delivery service if sent by overnight delivery. A Party may change its address listed above by notice to the other Party given in accordance with this Section.

Article 21, APPLICABLE LAW

21.1 This Agreement is being delivered and executed in Germany. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the substantive and procedural laws of Germany, without regard to the principles of conflict of laws. The courts of New York, U.S.A., shall have personal jurisdiction over the Parties hereto in all matters arising hereunder.

Article 22, ASSIGNMENT

22.1 Neither Party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the prior written approval of the other Party, which shall not be unreasonably withheld. Either Party may assign this Agreement to one of its Affiliates without approval of the other Party; provided, however, that such assignment shall not relieve the assigning Party of responsibility for the performance of its obligations hereunder. Notwithstanding anything to the contrary set forth above: (a) no consent shall be required in the case of a transfer by Baxter in a transaction involving the merger, consolidation, or sale of all or substantially all of the assets of Baxter, and (b) in the case of a transfer by Celator in transaction involving the merger, consolidation, or sale of all or substantially all of the assets of Celator and such transaction relates to the line of business to which the product relates; provided, however, in each case the permitted assignee(s) shall assume all obligations of its assignor under this Agreement and such assignment shall not relieve the assigning Party of responsibility for the performance of its obligations hereunder, unless the Parties agree to such relief.

Article 23, SUCCESSORS AND ASSIGNS

23.1 This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns.

Article 24, ENTIRE AGREEMENT

24.1 This Agreement including the Agreements listed in Sections 2.1 and 2.2 and the Mutual Confidentiality Agreement signed by Celator and Baxter Healthcare Corporation (an Affiliate of Baxter Oncology GmbH) and effective on May 14, 2008 constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

Article 25, SEVERABILITY

25.1 If any term or provision of this Agreement shall for any reason be deemed to be invalid or unenforceable, such term or provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any term or provision of this Agreement shall attach only to such term or provision and shall not affect or render invalid or unenforceable any other term or provision of this Agreement.

Article 26, WAIVER AND MODIFICATION OF AGREEMENT

26.1 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

Article 27, INDEPENDENT CONTRACTOR

27.1 Both Parties shall act as an independent contractor for the other Party in providing the services required hereunder and shall not be considered an agent of, or joint venturer with, the other Party.

Article 28, COUNTERPARTS; METHOD OF TRANSMISSION

28.1 This Agreement may be executed by the Parties on separate counterparts and exchanged by facsimile or other electronic transmission, which counterparts, when so delivered shall each be deemed to be an original and both counterparts, taken together, shall constitute one and the same agreement.

(Signature page to follow)

IN WITNESS WHEREOF, the Parties have caused this Clinical and Commercial Manufacturing and Supply Agreement to be signed by their duly authorized representatives as of the Effective Date.

BAXTER ONCOLOGY GmbH		CELATOR PHARMACEUTICALS, INC.

By:	/s/ Brik V. Eyre	By:	/s/ Scott T. Jackson
Name:	Brik Eyre	Name:	Scott T. Jackson
Title:	General Manager BioPharma Solutions	Title:	Chief Executive Officer

EXHIBIT A

CELATOR’S ANNUAL OBLIGATION

Contract Year	One Market Approval (U.S. or Europe)	Two Market Approvals (U.S. and Europe)
Contract Year One	*******	*******
Contract Year Two	*******	*******
Contract Year Three	*******	*******
Contract Year Four	*******	*******

Note: For any Contract Year(s) after Contract Year Four, the parties will mutually agree upon an Annual Obligation for any such additional Contract Years as set forth in Section 4.3.1.

EXHIBIT B

BAXTER’S MAXIMUM SUPPLY OBLIGATION

Contract Year(s)	One Market Approval (U.S. or Europe)	Two Market Approvals (U.S. and Europe)
Contract Year One	*******	*******
Contract Year Two	*******	*******
Contract Year Three	*******	*******
Contract Year Four	*******	*******

Note: For any Contract Year after Contract Year Four, the parties will mutually agree upon Baxter’s Maximum Supply Obligation for any such additional Contract Years as set forth in Section 4.3.1.

EXHIBIT C

PARTIES COMPETITIVE TO BAXTER

Hospira One 2 One

Vetter Pharma International GmbH

Ben Venue Laboratories

Patheon Inc.

Catalent Pharma Solutions Inc.

DSM Pharmaceuticals, Inc.

HollisterStier Contract Manufacturing

Oso BioPharmaceutical Manufacturing LLC

Althea Technologies Inc.

Fresenius Kabi AG

Cook Incorporated

Teva-PharmaChemie

Pierre Fabre Medicament Production

BSP Pharmaceuticals srl

NextPharma Technologies

GP Pharm.